As filed with the Securities and Exchange Commission on May 19, 2021

Registration No. 333-50274

Registration No. 333-48313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT No. 333-50274

FORM S-8 REGISTRATION STATEMENT No. 333-48313

UNDER

THE SECURITIES ACT OF 1933

PS BUSINESS PARKS, INC.

(Exact name of registrant as specified in its charter)

California	95-4300881
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Western Avenue

Glendale, California 91201

(Address of principal executive offices, including Zip Code)

PS 401(k)/Profit Sharing Plan

1997 Stock Option and Incentive Plan

(Full title of the plans)

Jeffrey D. Hedges

Chief Financial Officer

PS Business Parks, Inc.

701 Western Avenue

Glendale, California 91201-2349

(818) 244-8080

(Name and address of agent for service)

(818) 244-8080

(Telephone number, including area code, of agent for service)

Copies to:

Nathaniel A. Vitan PS Business Parks, Inc. 701 Western Avenue Glendale, California 91201-2349 (818) 244-8080	Michael E. McTiernan Hogan Lovells US LLP 555 Thirteenth Street NW Washington, DC 20004 (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended, and constitutes Post-Effective Amendment No. 1 to the below-listed registration statements on Form S-8 (each, a “Terminating Registration Statement” and collectively, the “Terminating Registration Statements”):

•

Registration Statement No. 333-50274, filed with the Commission on November 20, 2000 (registering 1,000,000 shares of PSB-California (as defined below) common stock under the PS 401(k)/Profit Sharing Plan); and

•

Registration Statement No. 333-48313, filed with the Commission on March 20, 1998 (registering 1,500,000 shares of PSB-California (as defined below) common stock under the PS Business Parks, Inc. 1997 Stock Option and Incentive Plan).

On May 19, 2021, pursuant to an Agreement and Plan of Merger, dated as of May 17, 2021, PS Business Parks, Inc., a California corporation (“PSB-California”), merged with and into PS Business Parks Sub, Inc., a Maryland corporation and wholly owned subsidiary of PSB-California (“PSB-Maryland”), with PSB-Maryland continuing as the surviving corporation (the “Reincorporation”). Following the effectiveness of the Reincorporation, PSB-Maryland changed its name to “PS Business Parks, Inc.” The Reincorporation was approved by PSB-California’s common and preferred stockholders in connection with the 2021 Annual Meeting of Shareholders for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). PSB-California and PSB-Maryland, as issuer and successor issuer, pursuant to Rule 12g-3 of the Exchange Act, respectively, are collectively referred to herein as the “Registrant.”

These Post-Effective Amendments are being filed in order to deregister any securities registered that remain unsold or unissued under the Terminating Registration Statements, and to terminate the Terminating Registration Statements as to such securities. In accordance with an undertaking made by the Registrant in the Terminating Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration all of the securities registered under the Registration Statements which remain unsold as of May 19, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California on May 19, 2021.

PS BUSINESS PARKS, INC.

By:	/s/ Jeffrey D. Hedges
Jeffrey D. Hedges
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933.